Exhibit 10.18

Eastern Virginia Bankshares, Inc.

2015 Base Salaries for Executive Officers

Effective March 1, 2015

The 2015 base salaries for the executive officers of Eastern Virginia Bankshares, Inc. (the “Company”) are as follows:

Joe A. Shearin President and Chief Executive Officer of the Company and EVB	$346,619

Joseph H. James, Jr. Senior Executive Vice President and Chief Operating Officer of the Company and EVB	$197,007

J. Adam Sothen Executive Vice President and Chief Financial Officer of the Company and EVB	$157,429

James S. Thomas Executive Vice President and Chief Credit Officer of EVB	$170,466

Douglas R. Taylor Executive Vice President and Chief Risk Officer of EVB	$150,737

Ann-Cabell Williams Executive Vice President and Retail Executive of EVB	$150,737

Bruce T. Brockwell Executive Vice President and Director of Commercial Banking of EVB	$150,734

Mark C. Hanna Executive Vice President and President, Tidewater Region of EVB	$225,000